Exhibit 10.1

ELEVENTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Eleventh Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of February 6, 2023, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").
Pursuant to Section 16.10 of the Agreement, Bank and Costco agree as follows:
1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2. Amendments.
a.Section 9.05 Manner and Timing of Payments. Section 9.05(c) is amended by replacing “LIBOR” with “SOFR plus twenty-one and four tenths basis points (0.214%)”.
b.Section 14.02 Payment of Fees Upon Termination. Section 14.02(a) is amended by replacing “LIBOR” with “SOFR plus twenty-one and four tenths basis points (0.214%)”.
c.Exhibit A Definitional Supplement. Exhibit A is amended by deleting LIBOR and the corresponding definition in their entirety and adding the following in their place:
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (Federal Reserve Bank of New York or successor). For purposes of this Agreement, the 3 month average SOFR rate will be used, as published by Bloomberg under ticker “USOSFRC BGN Curncy”, on the applicable due date.
d.Schedule 7.05(a). The bullet for “Money cost (split by actual 1-Month LIBOR and spread)” is amended to read, “Money cost (split by actual SOFR and spread)”.
e.Schedule 9.07(a)(v)-1. Schedule 9.07(a)(v)-2 is deleted in its entirety and replaced with the attached Schedule 9.07(a)(v)-1.
3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Jennifer Longino
Name:	Sandy Torrey	Name:	Jennifer Longino
Title:	SVP, Corporate Marketing	Title:	Vice President

Schedule 9.07(a)(v)-1
Money Cost Calculation
The funding rates for each balance category of asset will be calculated as follows:
–Variable Revolving Balances:
◦1 month SOFR + Spread —19.5 basis points, or
◦1 month SOFR, whichever is higher
–Promotional Balances:
◦10% of balance at 6 month SOFR Caterpillar + Spread
◦10% of balance at 1 year SOFR Caterpillar + Spread
◦80% of balance at 5 year SOFR Caterpillar + Spread
–Transactor/Intro Rate Balances:
◦5% of balance at 1 month SOFR + Spread
◦95% of balance at 5 year SOFR Caterpillar + Spread
The Bloomberg tickers for the SOFR rates are as follows:
–1-month SOFR: USOSFRA BGN Curncy
–6-month SOFR: USOSFRF BGN Curncy
–1-year SOFR: USOSFR1 BGN Curncy
–5-year SOFR: USOSFR5 BGN Curncy
All SOFR rates will be sourced from Bloomberg on the last Business Day of the month. Funding costs will be applied to balances based on the Actual/365 day count convention; i.e. Monthly funding cost = Balance * Rate * Actual/365.
The “Spread” means the month’s average spread, weighted 80% as the AAA 7-year Credit Card Asset Backed Security spread, and 20% as the BBB 7-year Credit Card Asset Backed Security spread, in each case, using an average (excluding the high and the low) from major third party secuirty dealers (e.g., BAC, MUFG, BARC, RBC, BNP, WFC). The weighted-average spread will be capped at one hundred and forty-five (145) basis points.
The “Caterpillar” will comprise a strip of equally-weighted funding tickets of the targeted tenor. For example, a 5-year SOFR Caterpillar will have sixty (60) tickets, which are the previous sixty (60) months’ actual 5-year SOFR rates. The 5-year SOFR Caterpillar rate will be the simple average of those sixty (60) tickets. Each month, the oldest funding ticket will drop out of the Caterpillar, and will be replaced with a new ticket at the current rate. For example, the 5-year SOFR Caterpillar would have the 5-year SOFR rate from sixty (60) months ago drop out, and that would be replaced with the current 5-year SOFR rate.